EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 17, 2022 on the financial statements of ChoiceOne Financial Services, Inc. as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, in the S-8 Registration Statement pertaining to the 2022 Employee Stock Purchase Plan.

/s/ Plante & Moran, PLLC

Grand Rapids, Michigan

May 26, 2022